EXHIBIT 99.1

Gartner	Press Release
CONTACT:
Sherief Bakr
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com
Gartner Reports Financial Results for First Quarter 2017
Total Contract Value up 15% YoY FX Neutral to $1.95 Billion
First Quarter Revenue Increased 13% FX Neutral to $625.2 Million
STAMFORD, Conn., May 4, 2017 — Gartner, Inc. (NYSE: IT) is the world's leading research and advisory company and today reported results for first quarter 2017. Gartner also provided an update to its financial outlook for full year 2017, which includes its projections for CEB Inc. ("CEB"), which Gartner acquired on April 5, 2017, as previously announced.
For first quarter 2017, total revenue was $625.2 million, an increase of 12% over first quarter 2016 and 13% adjusted for the foreign exchange impact. Net income was $36.4 million in first quarter 2017, while Adjusted EBITDA was $106.1 million, an increase of 3% over first quarter 2016 as reported and 1% adjusted for the foreign exchange impact. GAAP Diluted EPS was $0.43 in first quarter 2017 compared to $0.54 in first quarter 2016. Adjusted EPS was $0.60 in first quarter 2017 compared to $0.67 in first quarter 2016. (See “Non-GAAP Financial Measures” below for definitions of Adjusted EBITDA and Adjusted EPS). For first quarter 2016, both the previously reported GAAP Diluted EPS and Adjusted EPS have increased by $0.06 per share due to the Company's adoption of FASB Accounting Standards Update (ASU) No. 2016-09 (see below for additional discussion).
Gene Hall, Gartner’s chief executive officer, commented, "We delivered another strong quarter of double-digit growth in revenue and contract value for the first quarter of 2017. We closed the acquisition of CEB and remain extremely excited about our prospects for long term growth in both the Gartner and CEB businesses".
Business Segment Highlights
Research
Revenue for first quarter 2017 was $504.7 million, up 15% compared to first quarter 2016 on both a reported basis and adjusted for the foreign exchange impact. The quarterly gross contribution margin was 69% and 70% in first quarter 2017 and 2016, respectively. Total contract value was $1.95 billion at March 31, 2017, an increase of 13% on a reported basis and 15% on a foreign exchange neutral basis compared to March 31, 2016. Client retention was 83% and 84% in first quarter of 2017 and 2016, respectively. Wallet retention was 104% and 105% in first quarter 2017 and 2016, respectively.
Consulting
Revenue for first quarter 2017 was $85.2 million, which was flat on a reported basis compared to first quarter 2016 but an increase of 2% adjusted for the foreign exchange impact. The gross contribution margin was 33% and 35% in first quarter 2017 and 2016, respectively. First quarter 2017 utilization was 65% compared to 67% in first quarter 2016. As of March 31, 2017, billable headcount was 650 compared to 618 at March 31, 2016. Backlog was $103.2 million at March 31, 2017 compared to $114.1 million at March 31, 2016.
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Events
Revenue for first quarter 2017 was $35.3 million compared to $32.1 million in the first quarter 2016, an increase of 10% on a reported basis and 11% adjusted for the foreign exchange impact. The gross contribution margin was 38% in first quarter 2017 compared to 41% in the prior year quarter. The Company held 11 events with 9,035 attendees in first quarter 2017 compared to 12 events with 7,640 attendees in first quarter 2016.
Cash Flow and Balance Sheet Highlights
Gartner used $29.6 million of cash in its operating activities in the first quarter of 2017 compared to cash generated of $13.3 million in the first quarter of 2016. Free Cash Flow for the first quarter of 2017 was $(22.7) million compared to $17.9 million in first quarter of 2016 (See “Non-GAAP Financial Measures” below for the definition of Free Cash Flow). During first quarter 2017 the Company used $22.0 million in cash to repurchase its common shares, $129.3 million for acquisitions, $10.7 million for capital expenditures, and $17.6 million for acquisition and integration payments. After the close of the CEB transaction, the Company had $640.0 million of cash and $630.0 million of additional borrowing capacity under its revolving credit facility.
Acquisition of CEB
On April 5, 2017, Gartner completed the acquisition of CEB by acquiring all of the outstanding shares of CEB in a cash and stock transaction with a total enterprise value of approximately $3.5 billion gross. Additional information regarding the acquisition is provided in the Company's March 31, 2017 Quarterly Report on Form 10-Q or on Gartner's website at http://investor.gartner.com.

Impact of the Adoption of FASB ASU No. 2016-09 on our Previously Reported Q1 2016 Numbers

In the third quarter of 2016 the Company early adopted Financial Accounting Standards Board Update 2016-09, Improvements to Employee Share-Based Payment Accounting ("ASU No. 2016-09"), which changed the accounting for stock-based awards. The accounting changes required by ASU No. 2016-09 were applied to the beginning of the Company's 2016 fiscal year, and as a result certain previously reported financial results for the three months ended March 31, 2016 have changed. These changes include a $4.8 million increase in net income, and a $0.06 increase in each of GAAP basic earnings per share, GAAP diluted earnings per share and Adjusted earnings per share. In addition, our previously reported operating cash flow for the three months March 31, 2016 increased by $4.8 million. Note 1 in the Notes to the Financial Statements in the Company's March 31, 2017 Quarterly Report on Form 10-Q provides additional information.

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Financial Outlook for 2017

The Company also provided an update to its financial outlook for full year 2017, to include CEB:

($ in millions, except per share data) (1)	2017 Projected Range
	Gartner			CEB			Combined
Revenue (GAAP):
Research	$2,070	—	$2,105	—		—	$2,070	—	$2,105
Consulting	345	—	360	—		—	345	—	360
Events	285	—	300	—		—	285	—	300
CEB	—		—	$519	—	$549	$519	—	$549
Total Revenue (GAAP)	$2,700	—	$2,765	$519	—	$549	$3,219	—	$3,314
Deferred Revenue Fair Value Adjustment	—		—	209	—	209	209	—	209
Total Adjusted Revenue (Non-GAAP)	$2,700	—	$2,765	$728	—	$758	$3,428	—	$3,523

Adjusted EBITDA (Non-GAAP)	$495	—	$530	$190	—	$205	$685	—	$735

Operating Income (GAAP)							$(42)		$8

Diluted EPS (GAAP)							$(1.16)		$(0.76)

Adjusted EPS (Non-GAAP)							$3.32		$3.60

Operating Cash Flow (GAAP)							$315		$345
Acquisition and Integration Payments							115		125
Capital Expenditures							(95)		(105)
Free Cash Flow (Non-GAAP)							$335		$365

(1) See “Non-GAAP Financial Measures” below for definitions of Adjusted Revenue, Adjusted EBITDA, Adjusted EPS, and Free Cash Flow.

Conference Call Information
Gartner has scheduled a conference call at 8:00 a.m. eastern time on Thursday, May 4, 2017 to discuss the Company’s financial results for first quarter 2017. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-680-0865 and the international dial-in number is 617-213-4853. The participant passcode is 16757805#. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 30 days following the call on the Company's website. In addition, a transcript of the call will also be available on the Company's website shortly after the conclusion of the call.
Annual Meeting of Stockholders
Gartner will hold its 2017 Annual Meeting of Stockholders at 10:00 a.m. eastern time on June 1, 2017 at the Company’s offices in Stamford, Connecticut.
About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading research and advisory company. We help business leaders across all major functions in every industry and enterprise size with the objective insights they need to make the right decisions.
Our comprehensive suite of services delivers strategic advice and proven best practices to help clients succeed in their mission-critical priorities. Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 13,000 associates serving clients in over 11,000 enterprises in over 90 countries. For more information, visit www.gartner.com.

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Non-GAAP Financial Measures
Certain financial measures used in this Press Release are not defined by generally accepted accounting principles ("GAAP") and as such are considered non-GAAP financial measures. We provide these measures to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Investors are cautioned that these Non-GAAP financial measures are not defined in the same manner by other companies and as a result may not be comparable to other similarly titled measures used by other companies. Also, these Non-GAAP financial measures should not be construed as alternatives to other measures determined in accordance with GAAP.
The Company's Non-GAAP financial measures are as follows:
Adjusted Revenue: Represents GAAP revenue plus non-cash fair value adjustments on pre-acquisition deferred revenues. The majority of the pre-acquisition deferred revenue is recognized ratably over the remaining period of the underlying revenue contract. We believe Adjusted Revenue is an important measure of our recurring operations as it provides a more accurate period-over-period comparison of trends in revenues.
Adjusted EBITDA: Represents GAAP operating income excluding stock-based compensation expense, depreciation and amortization, accretion on obligations related to excess facilities, acquisition and integration adjustments, and other charges. We believe Adjusted EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Adjusted EPS: Represents GAAP diluted earnings per share adjusted for the impact of certain items directly related to acquisitions and other charges. The adjustment items consist of the amortization of identifiable intangibles; incremental acquisition and integration charges related to the achievement of certain performance targets and employment conditions, as well as legal, consulting, severance, and other costs; and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Adjusted EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents GAAP cash (used in) provided by operating activities plus cash acquisition and integration payments less payments for capital expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that may be available to be used to repurchase our stock, repay debt obligations, invest in future growth through new business development activities, or make acquisitions.
Tables provided in this Press Release provide reconciliations of these Non-GAAP financial measures with the most directly comparable GAAP measure.

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Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different.

Such factors include, but are not limited to, the following: our ability to achieve and effectively manage growth, including our ability to integrate our recent CEB acquisition and other acquisitions, and consummate and integrate future acquisitions; our ability to pay our debt, which has increased substantially with the recent CEB acquisition; our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov.

Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues:
Research	$504,652	$440,271	15%
Consulting	85,248	84,940	—%
Events	35,269	32,055	10%
Total revenues	625,169	557,266	12%
Costs and expenses:
Cost of services and product development	237,609	212,041	12%
Selling, general and administrative	304,244	257,411	18%
Depreciation	10,240	8,834	16%
Amortization of intangibles	6,290	6,183	2%
Acquisition and integration charges	13,272	8,368	59%
Total costs and expenses	571,655	492,837	16%
Operating income	53,514	64,429	(17)%
Interest expense, net	(5,906)	(6,006)	(2)%
Other income, net	889	1,884	(53)%
Income before income taxes	48,497	60,307	(20)%
Provision for income taxes	12,064	15,320	(21)%
Net income	$36,433	$44,987	(19)%

Income per common share:
Basic	$0.44	$0.55	(20)%
Diluted	$0.43	$0.54	(20)%
Weighted average shares outstanding:
Basic	82,835	82,451	—%
Diluted	84,095	83,464	1%

BUSINESS SEGMENT DATA
(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 3/31/17
Research	$504,652	$157,944	$346,708	69%
Consulting	85,248	56,906	28,342	33%
Events	35,269	21,702	13,567	38%
TOTAL	$625,169	$236,552	$388,617	62%
Three Months Ended 3/31/16
Research	$440,271	$132,085	$308,186	70%
Consulting	84,940	55,562	29,378	35%
Events	32,055	19,072	12,983	41%
TOTAL	$557,266	$206,719	$350,547	63%

SELECTED STATISTICAL DATA (unaudited)

	March 31, 2017	March 31, 2016
Total contract value (a), (b)	$1.953	$1.721
Research client retention	83%	84%
Research wallet retention	104%	105%
Research client enterprises	11,166	10,474

Consulting backlog (c)	$103,200	$114,100
Consulting—quarterly utilization	65%	67%
Consulting billable headcount	650	618
Consulting—average annualized revenue per billable headcount (c)	$359	$386

Events—number of events for the quarter	11	12
Events—attendees for the quarter	9,035	7,640
(a) Total contract value represents the value attributable to all of our subscription-related contracts. It is calculated as the annualized value of all contracts in effect at a specific point in time, without regard to the duration of the contract. Total contract value primarily includes Research deliverables for which revenue is recognized on a ratable basis, as well as other deliverables (primarily Events tickets) for which revenue is recognized when the deliverable is utilized.
(b) In billions.
(c) In thousands.

SUPPLEMENTAL INFORMATION
Reconciliation - Operating income to Adjusted EBITDA (a) (Unaudited; in thousands):

	Three Months Ended March 31,
	2017	2016
Net income	$36,433	$44,987
Interest expense, net	5,906	6,006
Other income, net	(889)	(1,884)
Tax provision	12,064	15,320
Operating income	$53,514	$64,429
Normalizing adjustments:
Stock-based compensation expense (b)	22,576	15,495
Depreciation, accretion, and amortization (c)	16,553	15,038
Acquisition and integration adjustments (d)	13,415	8,368
Adjusted EBITDA	$106,058	$103,330
(a) Adjusted EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.
(b) Consists of charges for stock-based compensation awards.
(c) Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.
(d) Consists of directly-related incremental expenses from acquisitions and non-cash fair value adjustments on pre-acquisition deferred revenues.

Reconciliation - GAAP Diluted Earnings Per Share to Adjusted Earnings Per Share (a) (Unaudited; in thousands, except per share amounts):

	Three Months Ended March 31,
	2017		2016
	Total Amount	EPS	Total Amount	EPS
GAAP diluted earnings per share	$36,433	$0.43	$44,987	$0.54
Acquisition and other adjustments:
Amortization of acquired intangibles (b)	6,196	0.07	6,089	0.07
Acquisition and integration adjustments (c)	13,415	0.16	8,368	0.10
Tax impact of adjustments (d)	(5,406)	(0.06)	(3,715)	(0.04)
Adjusted earnings per share (e)	$50,638	$0.60	$55,729	$0.67

(a)	Adjusted earnings per share represents GAAP diluted earnings per share adjusted for the impact of certain items directly-related to acquisitions and other items.

(b)	Consists of non-cash amortization charges from acquired intangibles.

(c)	Consists of directly-related incremental charges from acquisitions and non-cash fair value adjustments on pre-acquisition deferred revenues.

(d)	The effective tax rates were 28% and 26% for the three months ended March 31, 2017 and 2016, respectively.

(e)	Calculated based on 84.1 million and 83.5 million shares for the three months ended March 31, 2017 and 2016, respectively.

Reconciliation - Cash Provided by Operating Activities to Free Cash Flow (a) (Unaudited; in thousands):

	Three Months Ended March 31,
	2017	2016
Cash (used in) provided by operating activities	$(29,605)	$13,331
Adjustments:
Cash acquisition and integration payments	17,585	11,100
Cash paid for capital expenditures	(10,700)	(6,560)
Free Cash Flow	$(22,720)	$17,871
(a) Free cash flow is based on cash provided by operating activities determined in accordance with GAAP plus cash acquisition and integration payments less additions to capital expenditures.

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